Exhibit 8.1

Subsidiaries of United Maritime Corporation

Subsidiary	Jurisdiction of incorporation
Sea Glorius Shipping Co.	Republic of the Marshall Islands
Epanastasea Maritime Co.	Republic of the Marshall Islands
Minoansea Maritime Co.	Republic of the Marshall Islands
Traders Maritime Co.	Republic of the Marshall Islands
Oasea Maritime Co.	Republic of the Marshall Islands
Cretansea Maritime Co.	Republic of the Marshall Islands
Chrisea Maritime Co.	Republic of the Marshall Islands
Exelixsea Maritime Co.	Republic of the Marshall Islands
United Management Corp.	Republic of the Marshall Islands
Good Maritime Co.	Republic of Liberia
Synthesea Maritime Co.	Republic of Liberia
Nisea Maritime Co.	Republic of Liberia